Exhibit 99.1

News Release

CONTACTS:	Larry Adeleye Director of Investor Relations 614.917.5108	Kyle Anderson Director of Media Relations W 614.917.5497 M 614.477.5301

State Auto Financial Announces Quota

Share Agreement for Homeowners Business

COLUMBUS, OHIO – January 4, 2012 – State Auto Financial Corporation (NASDAQ:STFC) today announced that the State Auto Group has entered into a quota share reinsurance agreement with a syndicate of reinsurers covering its homeowners book of business. The three year agreement was effective Dec. 31, 2011. Under this quota share arrangement, the State Auto Group will cede to the reinsurers 75% of its unearned premiums in force at the effective date and 75% of its net liability under policies issued or renewed on or after the effective date and classified by the State Auto Group as homeowners business. The State Auto Group will retain the balance of its homeowners book of business, with the STFC Pooled Companies and the SAM Pooled Companies participating 65% and 35%, respectively, in such retained business in accordance with the previously announced pooling changes that were effective Dec. 31, 2011.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ listed companies.

The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products, primarily through independent insurance agencies, in all 50 states and the District of Columbia. The State Auto Group is rated A (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, State Auto Florida, Milbank, Farmers Casualty, Meridian Security, Meridian Citizens Mutual, Beacon National, Beacon Lloyds, Patrons Mutual, Litchfield Mutual Fire, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com.